Appvion Reports Third Quarter 2013 Results

APPLETON, Wis., Nov. 4, 2013 /PRNewswire/ -- Appvion's third quarter 2013 net sales of $202.9 million decreased 3.7% compared to third quarter 2012 net sales of $210.7 million. Third quarter 2013 thermal papers net sales of $105.7 million were $0.8 million lower than the prior year quarter despite a volume increase of nearly 2%. Third quarter 2013 carbonless papers net sales of $88.8 million were 7.4% lower than last year on a volume decrease of approximately 9%. Encapsys sales to external customers improved by 1.2% on a volume decline of over 6%.

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Appvion reported third quarter 2013 operating income of $18.7 million compared to operating income of $14.5 million during third quarter 2012. Third quarter 2012 results included $5.1 million of expense related to ceasing papermaking operations at the West Carrollton, OH, facility and transitioning to Domtar base paper. In addition, third quarter 2012 results included the $7.0 million settlement charge relating to the negotiated withdrawal from the multi-employer pension plan covering the West Carrollton plant bargaining unit workforce. Prior year results also included a $2.2 million environmental expense insurance recovery and $0.3 million of discontinued business combination transaction costs.

Appvion's net sales for the first nine months of 2013 were $615.2 million compared to net sales of $644.3 million during the first nine months of 2012. Appvion reported operating income of $57.0 million for the first nine months of 2013 compared to an operating loss of $66.0 million for the same period last year. Excluding one-time items, current year adjusted operating income of $59.4 million was $3.2 million higher than adjusted operating income reported for the first nine months of 2012. Prior year results included $110.2 million associated with ceasing papermaking operations and the base paper transition. A $7.0 million settlement charge relating to the withdrawal from the multi-employer pension plan was also included in the 2012 year-to-date results. In addition, the first nine months of 2012 results included $7.2 million of discontinued business combination transaction costs and a $2.2 million environmental expense insurance recovery.

The following schedule presents adjusted operating income for the three and nine months ended September 29, 2013 and September 30, 2012.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
	(dollars in millions)
Operating income (loss)	$ 18.7	$ 14.5	$ 57.0	$ (66.0)

Add:
Restructuring	--	0.7	--	27.2
Accelerated depreciation of decommissioned assets	--	0.9	--	63.1
Papermaking cessation costs, Domtar transition	--	3.5	2.0	19.9
Discontinued business combination transaction costs	--	0.3	--	7.2
Environmental expense insurance recovery	--	(2.2)	--	(2.2)
Multi-employer pension plan withdrawal expense	--	7.0	--	7.0
Thermal capacity start-up costs	--	--	0.4	--
Adjusted operating income	$ 18.7	$ 24.7	$ 59.4	$ 56.2

Manufacturing performance dampens earnings
Mark Richards, Appvion's chairman, president and chief executive officer, said third quarter results were most significantly affected by the Company's disappointing manufacturing performance. Storm-related power outages and an equipment failure reduced operating performance at the Company's manufacturing facilities in Appleton, WI and Roaring Spring, PA. The Company has also experienced complications as it works to complete the transition to base paper supplied by Domtar. Those challenges reduced production yields and caused other operating inefficiencies.

"Completing the entire transition process is proving more difficult and costly than we anticipated," said Richards. "However, we are doing much to improve our execution and address these temporary challenges."

Thermal papers net sales were down nearly 1.0% compared to the same period in 2012 on volume that rose almost 2%. Some price erosion for the tag, ticket and entertainment products negatively affected results. For the quarter, adjusted operating income declined over 32% compared to third quarter 2012 due to the negative impact of temporary operational inefficiencies. Year-to-date adjusted operating income dropped approximately 4% during 2013 compared to the same period in 2012.

Carbonless papers sales declined approximately 7% in third quarter 2013 and more than 15% in the first nine months of 2013 compared to the same periods in 2012. Adjusted operating income for carbonless declined nearly 14% compared to third quarter 2012. Adjusted operating income rose approximately 7% in the first nine months of 2013 compared to the first nine months of 2012.

Net sales were down approximately 3% for the Company's Encapsys division and shipment volumes were approximately 8% lower compared to third quarter 2012. Encapsys operating income declined nearly 18% compared to third quarter 2012 but rose approximately 13% in first nine months of 2013 compared to the same period in 2012.

Third Quarter and First Nine Months Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Thermal Papers	$ 105.7	$ 106.5	$ 7.7	$ 1.8
Carbonless Papers	88.8	95.9	10.8	10.0
Encapsys	12.4	12.8	2.8	3.4
Other (Unallocated)	--	--	(2.0)	--
Intersegment (a)	(4.0)	(4.5)	(0.6)	(0.7)
	$ 202.9	$ 210.7	$ 18.7	$ 14.5

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Thermal Papers	$ 323.0	$ 305.0	$ 26.3	$ (28.2)
Carbonless Papers	266.8	315.7	30.4	(30.8)
Encapsys	38.5	39.0	9.5	8.4
Other (Unallocated)	--	--	(7.2)	(13.1)
Intersegment (a)	(13.1)	(15.4)	(2.0)	(2.3)
	$ 615.2	$ 644.3	$ 57.0	$ (66.0)

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Thermal Papers
Current quarter net sales totaled $105.7 million, a decrease of 0.8%, compared to the prior year quarter. Shipment volumes were up approximately 2% when compared to third quarter 2012. Third quarter 2013 shipment volumes of tag, label and entertainment ("TLE") increased approximately 4% while receipt paper volumes were flat.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
	(dollars in millions)
Operating income (loss)	$ 7.7	$ 1.8	$ 26.3	$ (28.2)

Restructuring	--	0.3	--	12.2
Papermaking cessation costs, Domtar transition	--	2.1	1.9	10.6
Thermal capacity start-up costs	--		0.4
Accelerated depreciation of decommissioned assets	--	0.4	--	28.4
Multi-employer pension plan withdrawal expense	--	6.8	--	6.8
Adjusted operating income	$ 7.7	$ 11.4	$ 28.6	$ 29.8

Third quarter 2013 adjusted operating income was negatively impacted by higher manufacturing costs as well as unfavorable product pricing. The negative impact of manufacturing operations was primarily related to base paper transition challenges; however, the Company continues to make good progress towards its remaining transition goals.

Carbonless Papers
Third quarter 2013 net sales of $88.8 million were down 7.4%, compared to third quarter 2012, on lower shipment volumes of approximately 9%. Lower shipment volumes included a 4% decrease resulting from discontinued sales of carbonless papers into certain non-strategic international markets. During the first nine months of 2013, carbonless net sales totaled $266.8 million, a decrease of 15.5% from the prior year. Year-to-date shipment volumes were approximately 20% lower than last year. Lower year-to-date shipment volumes included an 11% decrease resulting from discontinued sales of carbonless papers into certain non-strategic international markets. During the first nine months of 2013, the negative impact of lower volumes was partially offset by the benefit realized from favorable pricing.

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
	(dollars in millions)
Operating income (loss)	$ 10.8	$ 10.0	$ 30.4	$ (30.8)

Add:
Restructuring	--	0.4	--	15.0
Papermaking cessation costs, Domtar transition	--	1.4	0.1	9.3
Accelerated depreciation of decommissioned assets	--	0.5	--	34.7
Multi-employer pension plan withdrawal expense	--	0.2	--	0.2
Adjusted operating income	$ 10.8	$ 12.5	$ 30.5	$ 28.4

Current quarter improvements in product price and mix, as well as lower raw materials and utilities pricing, more than offset the impact of lower shipment volumes. However, current quarter results also included one-time operational costs resulting from storm-related power outages and an equipment failure. Year-to-date 2013 adjusted operating income also benefited from improved price, mix and raw materials costs as they more than offset the negative impact of lower shipment volumes.

Encapsys
Third quarter 2013 net sales of $12.4 million were down 3.1% when compared to third quarter 2012. Current quarter external net sales were 1.2% higher on reduced shipments of approximately 6%. Year-to-date 2013 net sales of $38.5 million were 1.3% lower compared to the same period last year. Year-to-date external net sales were 7.6% higher on increased external shipment volumes of over 3%. Operating income from external sales of $2.2 million in third quarter and $7.5 million in the first nine months of 2013 decreased 18.5% and increased 23.0%, respectively, when compared to the same periods in 2012.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Third quarter 2013 unallocated corporate expenses totaled $2.0 million compared to the third quarter 2012 total of nil, which included a $2.2 million environmental expense insurance recovery. Year-to-date 2013 unallocated corporate expenses decreased by $5.9 million compared to the year ago period, which included $7.2 million of costs associated with the discontinued business combination transaction.

Balance Sheet
At the end of third quarter 2013, the Company held cash balances of $7.0 million compared to cash balances of $1.9 million at year-end 2012. Working capital increased by $4.2 million, primarily due to a decrease in accounts payable and other accrued liabilities of $8.3 million, an increase in other assets of $3.9 million and a $1.3 million increase in inventories, which were partially offset by a decrease in accounts receivable of $9.3 million. During the first nine months of 2013, the Company invested $20.3 million in capital projects compared to $9.0 million invested during the first nine months of 2012. Net debt was $551.2 million reflecting refinancing costs and increased capital expenditures. The Company had approximately $74 million of liquidity at the end of the current quarter.

Outlook
Richards said the Company expects increased sales and shipment volumes for its thermal tag, label and entertainment products compared to fourth quarter 2012. However, the Company anticipates fourth quarter sales of thermal POS receipt paper to be lower than in the same period of 2012 because those results benefited from market reaction to a large supplier's impending exit from the U.S. market. Continuing efforts to improve operating performance, as well as complete the transition to Domtar base paper, will be the Company's focus during the fourth quarter and into 2014.

Appvion's carbonless paper sales are expected to continue to decline at the historical market rate of 7% to 9%. Richards said he anticipates the Company's ongoing efforts to improve product mix for carbonless, increase average prices, and aggressively manage costs will deliver operating income from the segment that is flat to slighter higher than fourth quarter 2012.

The full year outlook for Encapsys is unchanged with sales and earnings expected to be essentially flat in 2013, compared to 2012, as the Company prepares for expected growth in 2014 and beyond due to geographical expansion and new product launches. However, the Company expects a slight improvement in sales from Encapsys in the fourth quarter as growth of sales to external customers diminishes the decline in internal sales to the Company's carbonless papers business segment.

Earnings release conference call
Appvion will host a conference call to discuss its third quarter 2013 results on Tuesday, November 5, 2013, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted Operating Income information, which is defined as operating income (loss) of Appvion, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Appvion is also providing Adjusted EBITDA information, which is defined as net loss of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income and Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	September 29, 2013	September 30, 2012

Net sales	$ 202,870	$ 210,744
Cost of sales	154,286	165,956

Gross profit	48,584	44,788

Selling, general and administrative expenses	29,859	31,731
Restructuring	--	703
Environmental expense insurance recovery	--	(2,188)

Operating income	18,725	14,542

Other expense (income)
Interest expense, net	12,341	14,790
Debt extinguishment expense	334	--
Foreign exchange gain	(318)	(864)
Other expense	--	94

Income before income taxes	6,368	522
(Benefit) provision for income taxes	(95)	6

Net income	$ 6,463	$ 516

Other Financial Data:

Normal depreciation and amortization	$ 7,598	$ 7,631
Accelerated depreciation associated with restructuring	--	887

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 29, 2013	September 30, 2012

Net sales	$ 615,204	$ 644,275
Cost of sales	465,599	577,388

Gross profit	149,605	66,887

Selling, general and administrative expenses	92,559	107,907
Restructuring	--	27,175
Environmental expense insurance recovery	--	(2,188)

Operating income (loss)	57,046	(66,007)

Other expense (income)
Interest expense, net	42,090	44,871
Debt extinguishment expense	25,101	-

Foreign exchange loss	62	130
Other expense	--	166

Loss before income taxes	(10,207)	(111,174)
Provision for income taxes	82	146

Net loss	$ (10,289)	$ (111,320)

Other Financial Data:

Normal depreciation and amortization	$ 22,813	$ 28,029
Accelerated depreciation associated with restructuring	--	63,140

Table 3

Appvion, Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	September 29, 2013	December 29, 2012

Cash and cash equivalents	$ 7,016	$ 1,851
Accounts receivable	83,733	92,680
Inventories	95,503	94,349
Other current assets	70,289	70,620
Total current assets	256,541	259,500

Property, plant and equipment, net	243,108	243,265

Other long-term assets	59,277	58,325

Total assets	$ 558,926	$ 561,090

Accounts payable	$ 61,769	$ 68,600
Other current liabilities	164,723	126,077
Total current liabilities	226,492	194,677

Long-term debt	508,192	511,624

Other long-term liabilities	196,827	207,686
Total equity	(372,585)	(352,897)

Total liabilities & equity	$ 558,926	$ 561,090

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in thousands)
(unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Net income (loss)	$ 6,463	$ 516	$ (10,289)	$ (111,320)

Add:
Interest expense, net	12,341	14,790	42,090	44,871
Debt extinguishment expense	334	--	25,101	--
(Benefit) provision for income taxes	(95)	6	82	146
Depreciation	7,026	7,947	21,099	89,455
Amortization	572	571	1,714	1,714
Foreign exchange (gain) loss	(318)	(864)	62	130
Other expense	--	94	--	166

EBITDA	26,323	23,060	79,859	25,162

Restructuring	--	703	--	27,175
Papermaking cessation costs, Domtar transition	--	3,488	2,039	19,888
Discontinued business combination transaction costs	--	276	--	7,167
Environmental expense insurance recovery	--	(2,188)	--	(2,188)
Multi-employer pension plan withdrawal expense	--	7,000	--	7,000
Thermal capacity start-up costs	--	--	343	--

Adjusted EBITDA	$ 26,323	$ 32,339	$ 82,241	$ 84,204

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com